UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 26, 2005

ATHEROGENICS, INC.
(Exact Name of Registrant as Specified in its Charter)

Georgia	0-31261	58-2108232
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

8995 Westside Parkway
Alpharetta, GA 30004
(Address of principal executive offices)

Registrant's telephone number, including area code (678) 336-2500

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On April 27, 2005, the board of directors of AtheroGenics, Inc. adopted new terms of compensation for their non-employee directors as described below. The new compensation arrangements became effective April 27, 2005.

Annual Retainer, Committee Service and Expenses

Each of AtheroGenics’ non-employee directors will receive an annual retainer of $30,000 payable in equal quarterly installments. In addition, non-employee directors will receive, as applicable, $5,000 for each committee membership unless serving as chairman of a committee, $10,000 for the chairman of the compensation committee, $10,000 for the chairman of the corporate governance and nominating committee, $15,000 for the chairman of the audit committee and $40,000 for the chairman of the board of directors. We also reimburse all of our directors for ordinary and necessary travel expense to attend the board and committee meetings.

Option Grants

Upon initial election to the board of directors, each non-employee director is granted a non-qualified stock option to acquire up to 24,000 shares of our common stock. The exercise price is equal to the fair market value of our common stock on the date of grant and the options vest one-third at the time of election and one-third on each of the first and second anniversaries of election. The chairman and other non-employee directors also receive annually 36,000 and 16,000 non-qualified stock options, respectively. The exercise price is equal to the fair market value of our common stock on the date of grant and the options vest monthly over one year.

Additionally, on April 26, 2005, the compensation committee of the board of directors ratified, in accordance with the terms of the employment agreements with each of AtheroGenics’ executive officers, the target cash incentive compensation for 2005 for each executive officer as follows: $140,108 for Dr. Medford, $79,470 for Mr. Colonnese, $80,288 for Dr. Scott, $79,498 for Dr. Wasserman and $65,000 for Dr. Montgomery. The achievement of milestones in AtheroGenics’ preclinical and clinical development programs and other business and financing activities were established as the goals upon which the amount of cash incentive compensation paid to the executive officers for 2005 would be determined.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ATHEROGENICS, INC.

Date: April 29, 2005	/s/MARK P. COLONNESE
Mark P. Colonnese
Senior Vice President of Finance and
Administration and Chief Financial Officer

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